EXHIBIT 5.1

Caterpillar Inc.

5205 N. O’Connor Boulevard, Suite 100

Irving, Texas 75039

May 15, 2025

5205 N. O’Connor Boulevard, Suite 100

Irving, Texas 75039

Re:	Caterpillar Inc.
Registration Statement on Form S-3 (Registration No. 333-283791)

Ladies and Gentlemen:

I am internal counsel for Caterpillar Inc., a Delaware corporation (the “Company”), and have examined the Registration Statement on Form S-3 (Registration No. 333-283791) (such registration statement, as amended to the date hereof, including the documents incorporated by reference therein, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission, relating to the registration under the Securities Act of 1933, as amended (the “Act”), of the Company’s debt securities and certain other classes of securities, which Registration Statement became effective upon filing pursuant to Rule 462(e) under the Act. Pursuant to the Registration Statement, the Company is issuing $1,700,000,000 aggregate principal amount of its 5.200% Senior Notes due 2035 (the “2035 Notes”) and $300,000,000 aggregate principal amount of its 5.500% Senior Notes due 2055 (the “2055 Notes” and together with the 2035 Notes, the “Notes”), which are being issued under an Indenture, dated as of May 1, 1987, as amended and supplemented to the date hereof (the “Indenture”), by and between the Company and U.S. Bank Trust Company, National Association, as successor trustee (the “Trustee”). The Notes are to be offered and sold pursuant to a Prospectus Supplement dated May 12, 2025 (the “Prospectus Supplement”) and the Prospectus dated December 13, 2024 (the “Base Prospectus”) that forms a part of the Company’s Registration Statement. This letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

I have examined (i) the Registration Statement, (ii) the Base Prospectus, (iii) the Prospectus Supplement, (iv) the Indenture, (v) the Notes in global form, (vi) the executed Underwriting Agreement, dated May 12, 2025, among the Company and Barclays Capital Inc., Citigroup Global Markets Inc. and SG Americas Securities, LLC, as representatives of the several underwriters named in Schedule A thereto, relating to the issuance and sale of the Notes, (vii) certain resolutions of the Board of Directors of the Company adopted on April 10, 2024 as certified on the date hereof as being true, complete and correct and in full force and effect, relating to, among other things, the authorization of the Registration Statement and the issuance and sale of the Notes, and (viii) the restated certificate of incorporation of the Company and the amended and restated bylaws of the Company, in each case, as currently in effect, and as certified by the Secretary of the Company on the date hereof as being true, complete and correct and in full force and effect. I have also examined such other instruments, documents, and records which I deemed relevant and necessary for the basis of my opinion hereinafter expressed. In such examination, I have assumed the authenticity of original documents, the conformity to the originals of all documents submitted to me as copies, the legal capacity of all natural persons and the genuineness of all signatures. I have also assumed that the Indenture is the valid and legally binding obligation of the Trustee.

Based on such examination, and subject to the qualifications and limitations set forth herein, I am of the opinion that the issuance and sale of the Notes has been duly authorized by all necessary action by the Board of Directors of the Company and the authorized officers of the Company and, when such Notes have been duly executed and delivered by the Company and duly authenticated by the Trustee, all in accordance with the terms of the Indenture, and sold in the manner contemplated by the Registration Statement, any amendment thereto, the Prospectus and the Prospectus Supplement relating to the Notes, and duly delivered to the purchasers thereof against payment of the agreed consideration therefor, the Notes will constitute valid and binding obligations of enforceable in accordance with their terms, subject to (i) limitations imposed by bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance, fraudulent transfer and other laws relating to or affecting the enforcement of creditors’ rights generally, (ii) the possibility that certain covenants and provisions for the acceleration of the maturity of the Notes may not be enforceable if enforcement would be unreasonable under the then existing circumstances and (iii) to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief, regardless of whether such enforceability is considered in a proceeding in equity or at law.

The foregoing opinion is limited to matters arising under the laws of the State of New York and the General Corporation Law of the State of Delaware. I hereby consent to the filing of this letter as an exhibit to the Company’s Current Report on Form 8-K dated May 15, 2025 and the incorporation by reference of this letter as an exhibit to the above-referenced Registration Statement and to the use of my name wherever it appears in the Registration Statement and any amendment thereto. In giving such consent, I do not thereby admit that I am within the category of persons whose consent is required by Section 7 of the Act or the related rules and regulations of the Securities and Exchange Commission issued thereunder with respect to any part of the Registration Statement, including this letter as an exhibit or otherwise.

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Caterpillar: Confidential Green

Very truly yours,

/s/ Nicole M. Puza
Nicole M. Puza
Associate General Counsel and Corporate Secretary

Caterpillar: Confidential Green